UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2013

MANNING & NAPIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35355	45-2609100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Woodcliff Drive, Fairport, New York 14450

(Address of principal executive offices and zip code)

(585) 325-6880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2013, the Compensation Committee of the Board of Directors of Manning & Napier, Inc. (the “Company”) approved certain changes to the compensation package of the Chief Executive Officer, Patrick Cunningham. Mr. Cunningham’s compensation previously consisted primarily of a formula-based bonus and no base salary, which totaled approximately $1,700,000 in 2012. For 2013 and going forward, Mr. Cunningham will receive a base salary of $500,000 and a discretionary bonus target of $1,500,000, subject to the completion of specific performance goals involving economic income growth, investment performance, strategic planning and product development and succession planning. In addition, Mr. Cunningham will receive an equity grant based on economic income targets in connection with the modified compensation plan. The Compensation Committee utilized information from an independent compensation consultant in determining Mr. Cunningham’s new plan.

On April 30, 2013, the Compensation Committee authorized the issuance of 480,070 awards under the Company’s Long Term Equity Incentive Program. 40,480 of these awards relate to the conversion into Class A common stock of previously issued and outstanding profit participation units in Manning & Napier Group, LLC that were granted prior to the Company’s initial public offering. The remaining 439,590 awards represent newly issued awards, consisting of 9,893 shares of Class A common stock granted to the Company’s independent directors and Chief Executive Officer, and 429,697 of restricted stock units granted to management and employees of the Company. The Class A common stock awards will vest immediately and the restricted stock units will generally vest on the third anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manning & Napier, Inc.

Date: May 1, 2013	By:	/s/ Patrick Cunningham
	Name:	Patrick Cunningham
	Title:	Chief Executive Officer